UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2015

SPUTNIK ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52366	52-2348956
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

10781 Satellite Blvd

Orlando, Florida 32837

(Address of principal executive offices and zip code)

321.303.0886

(Registrant’s telephone number)

NA

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

An Agreement for the Exchange of Common Stock (Agreement) was made the fifteenth day of May, 2015 by and between Sputnik Enterprises, Inc., a Nevada corporation, SPNI (the “Issuer”), and Ludvik Holdings, Inc., a Delaware Corporation (the “Company”).

The Issuer, at Closing, shall transfer to the Shareholders, fifteen million shares (15,000,000) of common stock of Issuer, $.001 par value, in exchange for 100% of the issued and outstanding shares of Company, such that Company shall become a wholly owned subsidiary of the Issuer.

The Closing of the share exchange and the transactions contemplated by this Agreement (the “Closing”) shall be upon the completion of satisfactory due diligence by Issuer in its sole discretion, and the delivery of all documents and items required to be delivered under this agreement, including but not limited to a PCAOB audit. Approval of the audit is at the sole discretion of the Issuer. The transaction shall close no later than June 22, 2015 or this agreement will automatically terminate at that date unless both parties to this agreement acknowledge that the closing date may be modified by mutual written consent of the parties.

On June 22, 2015, the Issuer and the Company executed an addendum to the Agreement whereby the closing date was extended to July 31, 2015. The Issuer represents and warrants that the Issuer will file the application and consent to the Company making payment of the fees to the OTCQB, not to exceed $12,500, to re-list on the OTCQB marketplace within 2 days of closing of the execution of the addendum. Approval of the audit is at the sole discretion of the Issuer and the approval decision will be made on July 31, 2015. All other terms and conditions of the Agreement remained the same.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Sputnik Enterprises, Inc.

Date: June 23, 2015	By:	/s/ Anthony Gebbia
Anthony Gebbia
Chief Executive Officer and Director

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